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                                                                    EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Integra Bank Corporation 2007 Equity Incentive Plan of our report dated March 12, 2007 on the consolidated financial statements of Integra Bank Corporation and our report dated the same date on Integra Bank Corporation management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Integra Bank Corporation, which reports are included in form 10-K for Integra Bank Corporation for the year ended December 31, 2006.

/s/ Crowe Chizek and Company LLC

Crowe Chizek and Company LLC
Louisville, Kentucky
June 20, 2007